Exhibit 10.1

                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT (the "Agreement"), entered into July 22, 2005, by and between Iconix Brand Group, Inc., a Delaware corporation (the "Company"), and William Sweedler (the "Executive").

                              W I T N E S S E T H:

                  WHEREAS, on the date hereof, the Company acquired substantially all of the assets of Joe Boxer Company, LLC and certain of its affiliates ("Joe Boxer");

                  WHEREAS the Company desires to operate the business of Joe Boxer utilizing all of Joe Boxer's intellectual property as the Joe Boxer division (the "Joe Boxer Division") of the Company; and

                  WHEREAS, the Executive possesses experience in the apparel industry and brand licensing and unique personal knowledge, experience and expertise concerning Joe Boxer and the business and operations to be conducted by the Joe Boxer Division; and

                  WHEREAS, the Company desires to employ the Executive as an executive officer of the Company with the title of (i) Executive Vice President of the Company and (ii) President of the Joe Boxer Division, and the Executive desires to be so employed by the Company, in each case, upon the terms and subject to the conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                         EMPLOYMENT AND DUTIES

1.1. Term of Employment. The Executive's employment under this Agreement shall commence on July 22, 2005 (the "Start Date") and shall continue until the fourth anniversary of the Start Date (the "Term"), unless such employment is earlier terminated or canceled as provided in this Agreement.

1.2.                       General.

1.2.1. During the Term, the Executive shall have the title of (i) Executive Vice President of the Company and
                           (ii) Chief Executive Officer and President of the Joe Boxer Division (provided that Executive acknowledges the Company may, so as to avoid any potential confusion with the Chief Executive Officer of the Company, omit the reference to Executive's Chief Executive Officer title in any press release issued by the Company) and shall have such duties as may be from time to time delegated to him by the Chief Executive Officer of the Company and as are consistent and commensurate with his title and position. The Executive shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Chief Executive Officer of the Company. During the Term, no other executive officer of the Company or other person or entity shall be appointed with direct authority over the Joe Boxer Division.

1.2.2. The Executive shall devote all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Joe Boxer Division and/or the Company as may be reasonably requested by the Chief Executive Officer of the Company; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time required for:

(i) serving as a director or member of a committee of any organization or corporation involving no conflict of interest with the interests of the Company and with the written consent of the Company, which consent shall not be unreasonably withheld;

(ii) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise;

(iii) engaging in professional organization and program activities; and

(iv)                       managing his personal and family investments;

provided that such activities do not materially interfere with the due performance of his duties and responsibilities under this Agreement as determined by the Chief Executive Officer of the Company.

1.3. Reimbursement of Expenses. The Company shall pay to the Executive the reasonable expenses incurred by him in the performance of his duties hereunder, including, without limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by the Executive, the Company shall promptly reimburse the Executive for such payments, provided that the Executive properly accounts for such expenses in accordance with the Company's policy.

2. COMPENSATION

2.1. Base Salary. During the Term, the Executive shall be entitled to receive a base salary ("Base Salary") at a rate of four hundred thousand dollars ($400,000.00) per annum during the first year of the Term, four hundred fifty thousand dollars ($450,000.00) per annum during the second year of the Term, five hundred thousand dollars ($500,000.00) per annum during the third year of the Term, and five hundred fifty thousand dollars ($550,000.00) per annum during the fourth year of the Term, which Base Salary shall be payable in arrears in equal installments not less frequently than on a bi-monthly basis in accordance with the payroll practices of the Company, with such increases as may be determined by the Chief Executive Officer of the Company from time to time.

2.2. Additional Salary. In addition to the Base Salary, the Company shall pay the Executive an additional salary during the first year of the Term of fifty thousand dollars ($50,000.00) (the "Additional Salary") payable in one lump sum payment on the first anniversary of the date of this Agreement, provided the Executive is employed by the Company on such first anniversary.

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2.3. Incentive Bonuses. In addition to the Base Salary (and, in the first year of the Term, in addition to the Additional Salary), for the period from the date hereof through December 31, 2007, the Executive shall be entitled to receive an incentive bonus for each fiscal year ("Incentive Bonus") equal to ten percent (10%) of the revenues earned or received by the Company attributable to the Joe Boxer Division ("Royalty Revenues") during such fiscal year, which Royalty Revenues for any fiscal year shall include, without limitation, revenues earned or received by the Company during each such fiscal year and which are attributable to the Joe Boxer Division from international, media or internet sources and/or operations and which, for purposes of Incentive Bonus payments only, shall exclude revenues which are attributable to the Joe Boxer Division received by the Company during such period under the License Agreement between the Company and Kmart Corporation, dated August 13, 2001, the License Agreement between Joe Boxer Canada, L.P. and Caulfield Apparel Group, Ltd., dated May 1, 2001 and the License Agreement between Joe Boxer Canada, L.P. and Boys Will Be Boys Clothing, Inc., dated May 2001 (collectively, the "Licensing Agreements"). For all purposes under this Agreement, the determination of Royalty Revenues for any fiscal year shall be made by the Company and shall be subject to confirmation in the event of a dispute by its independent public accounting firm and shall be final and binding on the Executive; provided that in determining Royalty Revenues for any fiscal year, the Company shall only consider revenues actually earned or received in such fiscal year (whether or not paid in such fiscal year) as Royalty Revenue for such fiscal year. Royalty Revenues earned or received for fiscal years after December 31, 2007 shall be included in determining the Royalty Bonus and vesting of Unvested Options (as such terms are hereinafter defined) set forth in Section 2.6.2 hereof for each fiscal year during which they are actually earned or received. Incentive Bonuses, if applicable, shall be due and payable by the Company to the Executive annually, commencing with the fiscal year ended December 31, 2005, within thirty (30) days after the filing by the Company of its Annual Report on Form 10-K for the such fiscal year with the Securities and Exchange Commission ("SEC").

2.4. Early Termination. Anything contained in this Section 2 to the contrary notwithstanding, in the event that the Executive's employment hereunder is terminated by the Company without Cause or by the Executive for Good Reason (as such terms are defined in Section 5.1 hereof) prior to the end of a fiscal year and the Executive would have been entitled to Incentive Bonus under Section 2.3 for such fiscal year but for such termination, the Executive shall be entitled to the Incentive Bonus that would have been payable but for such termination through the Date of Termination (as defined in Section 5.3 hereof).

2.5. Stock Options. In addition to the Base Salary, Additional Salary and the Incentive Bonus, if any, the Executive shall receive on the date of this Agreement, as incentive compensation, ten year options ("Options") to purchase up to 1,425,000 shares (the "Shares") of common stock of the Company, at an exercise price per share equal to the last sale price for the Company's common stock as quoted on the Nasdaq National Market on the date hereof (the "Exercise Price"), 225,000 of which shall vest immediately and 1,200,000 (the "Unvested Options") of which shall vest as set forth in Section 2.6, subject to such other conditions or limitations provided for in the option agreement between the Company and Executive attached hereto as Exhibit A. The Company shall use its best efforts to file a registration statement covering the Shares on Form S-8 or any successor form within twenty (20) days from the date hereof.

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2.6. Vesting Schedule. The Unvested Options shall vest as follows:

2.6.1. With respect to each fiscal year of the Company commencing with the fiscal year ended December 31, 2005 through and including December 31, 2007, for every $1,000 of Royalty Revenues (as defined in Section 2.3) generated during such fiscal year, Unvested Options to purchase fifty (50) shares shall vest. The amount of Royalty Revenues generated during each such fiscal year for purposes of determining the number of Unvested Options which shall have vested in respect of such fiscal year shall be determined in the manner set forth in Section 2.3.

2.6.2. With respect to each of the fiscal years of the Company ending December 31, 2008, 2009 and 2010, Unvested Options shall vest and an additional bonus (the "Royalty Bonus") shall be paid to Executive upon the Company generating Royalty Revenues (including revenues under Licensing Agreements which have been renewed or extended), in each case, in the amounts set forth for such year in the table below (it being understood that with respect to each of the fiscal years ending 2008 and 2009, ten percent (10%) of the aggregate amount of Royalty Revenue generated in any such fiscal year which exceeds the maximum threshold set forth for such year below, shall carry-over to the following fiscal year). Subject to the provisions of Section 5.4.2, in the event that the Term of this Agreement shall expire without being renewed in 2009, Royalty Bonus and Unvested Options shall continue to be paid and vest hereunder for the fiscal years ending 2009 and 2010 based upon the Royalty Revenue actually earned or received in each of such fiscal years (it being understood that nothing contained herein shall imply an obligation by the Company to extend the Term).

2008
Royalty Revenues over          $12 Million up to 13 million        100,000 Options and Royalty Bonus of $100,000
                               $13 Million up to 14 million        200,000 Options and Royalty Bonus of $200,000
                               $14 Million up to 15 million        300,000 Options and Royalty Bonus of $300,000
                               $15 Million or more                 400,000 Options and Royalty Bonus of $400,000

2009
Royalty Revenues over          $13 Million up to 14 million        100,000 Options and Royalty Bonus of $100,000
                               $14 Million up to 15 million        200,000 Options and Royalty Bonus of $200,000
                               $15 Million up to 16 million        300,000 Options and Royalty Bonus of $300,000
                               $16 Million or more                 400,000 Options and Royalty Bonus of $400,000

2010
Royalty Revenues over          $14 Million up to 15 million        100,000 Options and Royalty Bonus of $100,000
                               $15 Million up to 16 million        200,000 Options and Royalty Bonus of $200,000
                               $16 Million up to 17 million        300,000 Options and Royalty Bonus of $300,000
                               $17 Million or more                 400,000 Options and Royalty Bonus of $400,000


2.7. Payment Direction. The Executive may, at any time and at his sole and exclusive option, direct the Company to pay any part of the Incentive Bonus and/or the Royalty Bonus and/or issue any vested Options, in each case to which the Executive is entitled under this Agreement, to one or more employees of the Company working in the Joe Boxer Division.

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2.8. Additional Compensation. In addition to the Base Salary, Additional Salary, the Incentive Bonus and the Royalty Bonus, if any, and the Options, the Executive shall be entitled to receive such other cash bonuses and such other compensation in the form of stock, stock options or other property or rights as may from time to time be awarded him by the Board during or in respect of his employment hereunder.

3. PLACE OF PERFORMANCE.

                  In connection with his employment by the Company, the Executive shall be based at the Company's principal executive offices in the greater New York metropolitan area (excluding New Jersey), subject to the mutual agreement of the Executive and the Company to relocate him to another office of the Company. Subject to the foregoing, in connection with any relocation or transfer of the Executive outside of the greater New York metropolitan area, the Company will promptly pay (or reimburse the Executive for) all reasonable moving and moving-related expenses (including any losses incurred as a result of the sale of the Executive's personal residence) incurred by the Executive as a consequence of a change of his principal residence in connection with any such relocation or transfer.

4.                         EMPLOYEE BENEFITS

4.1. Benefit Plans. The Executive shall, during the Term, be included to the extent eligible thereunder in all employee benefit plans, programs or arrangements of general application, including, without limitation, any plans, programs or arrangements providing for retirement benefits, options and other equity-based incentive compensation, profit sharing, bonuses, disability benefits, health and life insurance, or vacation and paid holidays) which shall be established by the Company or any affiliate of the Company, for, or made available to, their respective senior executives ("Benefits"). During the Term, the Benefits described in this paragraph 4 may only be reduced as a result of a general reduction for all senior executives. The Company shall pay for any expenses related to COBRA until such time as the Executive is fully covered under the Company's plans.

4.2. Car Allowance. During the Term, the Company shall pay Executive a car allowance of $1,500 per month.


4.3. Vacation. The Executive shall be entitled to not less than four (4) weeks vacation at full pay for each year during the Term. Such vacation may be taken in the Executive's discretion and at such time or times as are not inconsistent with the reasonable business needs of the Company.

4.4. Professional Dues. During the Term, the Company shall reimburse Executive for dues paid in connection with membership by Executive in one club or professional association or organization, including the YPO.

4.5. Equipment. Executive shall be provided with all reasonable and necessary facilities and equipment to carry out his duties, including but not limited to, a laptop computer, cellular telephone and home fax machine and laser printer.

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

4.6. Assistant. Executive shall be entitled to share a full time dedicated secretary or assistant with Andrew Tarshis or another executive of the Company.

5.                         TERMINATION OF EMPLOYMENT

5.1. General. The Executive's employment under this Agreement may be terminated without any breach of this Agreement only on the following circumstances:

5.1.1. Death. The Executive's employment under this Agreement shall terminate upon his death.

5.1.2. Disability. If, as a result of the Executive's Disability (as defined below), the Executive shall have been absent from his duties under this Agreement for sixty (60) consecutive days or any ninety (90) days in a one hundred eighty (180) day period, the Company may terminate the Executive's employment upon thirty (30) days prior written notice; provided that the Executive has not returned to full time performance of his duties during such thirty (30) day period. For purposes hereof, "Disability" shall mean that the Executive is unable to perform his normal and customary duties hereunder as a result of physical or mental illness.

5.1.3. Good Reason. The Executive may terminate his employment for Good Reason at any time. For purposes of this Agreement, "Good Reason" shall mean:

(i) the failure by the Company to comply with its material obligations and agreements contained in this Agreement;

(ii) a material diminution of the responsibilities or title of the Executive with the Company without the express written consent of the Executive;

(iii) (y) a reduction by the Company in, (A) the Base Salary in any year of the Term, as described in paragraph 2.1 hereof, or as the same may be increased from time to time, (B) the Additional Salary, (C) the Incentive Bonuses or (D) the Royalty Bonus, or (z) a change that is adverse to the Executive in the vesting schedule or vesting provisions described in this Agreement with respect to the Unvested Options, in each case without the express written consent of the Executive;

(iv) the re-location of the Executive to an office outside of the greater New York metropolitan area, unless mutually agreed to;

(v) a breach by the Company of any of its post-closing obligations set forth in Section 9.1(b) of the Asset Purchase Agreement dated the date hereof between Executive and the other parties thereto (the "Asset Purchase Agreement");

(vi)                       the termination by the Company of Neil Cole;

(vii) the bankruptcy, reorganization or liquidation of the Company; or

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(viii)                     a failure of any successor corporation to the Company
                           to assume the Company's obligations under this Agreement.

provided, however, that the Executive shall have provided the Company with written notice that such actions are occurring and the Company has been afforded a reasonable opportunity (but in any event not more than thirty (30) days) to cure same.

5.1.4. Cause. The Company may terminate the Executive's employment under this Agreement for Cause. Termination for "Cause" shall mean termination of the Executive's employment because of the occurrence of any of the following as determined by the Board:

(i) the willful and continued failure by the Executive to substantially perform his obligations under this Agreement (other than any such failure resulting from the Executive's incapacity due to physical or mental illness); provided, however, that the Company shall have provided the Executive with written notice that such actions are occurring and the Executive has been afforded a reasonable opportunity of at least thirty
                           (30) days to cure same, or

(ii) the breach by the Executive of any of the Executive's post-closing obligations set forth in Section 9.1(a) of the Asset Purchase Agreement;

(iii) the indictment of the Executive for a felony or other crime involving moral turpitude or dishonesty; or

(iv) the willful engaging by the Executive in misconduct (including theft, fraud, embezzlement, and securities law violations) which is injurious to the Company, monetarily, or otherwise.

         For purposes of Section 5.1.4(iv), no act or failure to act, on the part of the Executive, shall be considered "willful" unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company.

5.2. Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive (other than termination by reason of the Executive's death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

5.3. Date of Termination. The "Date of Termination" shall mean (a) if the Executive's employment is terminated by his death, the date of his death, (b) if the Executive's employment is terminated pursuant to subsection 5.1.2 above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (c) if the Executive's employment is terminated pursuant to subsections 5.1.3 or 5.1.4 above, the date specified in the Notice of Termination after the expiration of any applicable


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cure periods, and (d) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within thirty (30) days after any Notice of Termination is given the party or parties receiving such Notice of Termination notifies the other party or parties that a dispute exists concerning such termination, the Date of Termination shall be the date on which the dispute is finally determined by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

5.4. Compensation Upon Termination.

5.4.1. Termination for Cause. If the Executive's employment shall be terminated for Cause, the Company shall pay the Executive his Base Salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, and all expenses and accrued Benefits arising prior to such termination which are payable to the Executive pursuant to this Agreement through the Date of Termination and the Company shall have no further obligation with respect to this Agreement.

5.4.2. Termination without Cause or For Good Reason. Subject to the provisions of subsection 5.4.3 hereof, if, prior to the expiration of the Term, the Executive's employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than a termination by reason of Disability), the Company shall pay to the Executive all expenses and accrued Benefits arising prior to such termination which are payable to the Executive pursuant to this Agreement through the Date of Termination and the Company shall continue to pay the Executive his Base Salary as then in effect, in accordance with the Company's normal payroll practice for the remainder of the Term (such period being referred to hereinafter as the "Severance Period"), payable in monthly installments. In addition, during the Severance Period, the Executive shall be entitled to continue to participate in all employee benefit plans that the Company provides (and continues to provide) generally to its senior executives. In addition, the Company will pay to the Executive an amount in cash equal to the higher of (A) the sum of (x) Royalty Bonus earned but not paid on or prior to the Date of Termination, plus (y) the total value of all vested and unexercised Options on or prior to the Date of Termination, and (B) the sum of
(x) 50% of the Royalty Bonuses that would be earned after the Date of Termination, assuming the maximum threshold amount of Royalty Revenues for 2008, 2009 and 2010 set forth in 2.6.2 hereof are achieved, plus (y) 50% of the total value of all vested and unexercised Options and of all Unvested Options that would vest after the Date of Termination, assuming the maximum threshold amount of Royalty Revenues for 2008, 2009 and 2010 set forth in 2.6.2 hereof are achieved; provided, however, that if on or prior to the Date of Termination, the Company has entered into, or within thirty (30) days after the Date of Termination, enters into, one or more contracts or agreements such that pursuant to the terms of such contracts or agreements the Company would earn or receive Royalty Revenues equal to or in excess of the sum of the minimum threshold amounts of Royalty Revenues for 2008, 2009 and 2010 set forth in this 2.6.2 hereof, Executive shall be entitled to receive an amount in cash equal to the sum of (x) 100% of the Royalty Bonuses that would be earned after the Date of Termination based upon the minimum Royalty Revenues generated under such contracts or agreements for 2008, 2009 and 2010, plus (y) 100% of the total


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value of all vested and unexercised Options and of all Unvested Options that would vest after the Date of Termination, based upon the minimum Royalty Revenues guaranteed under such contracts or agreements for 2008, 2009 and 2010. For purposes hereof, the value of an Option shall equal the product of the last sales price for the Company's common stock on the Date of Termination less the Exercise Price.

5.4.3. Death During Severance Period. In the event of the Executive's death during the Severance Period, payments of Base Salary under this Section 5.4 and payments under the Company's employee benefit plan(s) shall continue to be made in accordance with their terms during the remainder of the Severance Period to the beneficiary designated in writing for such purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive's estate.

5.4.4. Termination Following a Change in Control. Anything contained herein to the contrary notwithstanding, in the event the Executive's employment hereunder is terminated within twelve (12) months following a Change in Control (as defined below) by the Company without Cause, or any joint venturer or partner of the Company existing as of the date hereof, or by the Executive with Good Reason (other than pursuant to 5.1.3(vi)), then the Company shall pay to the Executive in complete satisfaction of its obligations under this Agreement, as severance pay and as liquidated damages (because actual damages are difficult to ascertain), in a lump sum, in cash, within fifteen (15) days after the Date of Termination, an amount equal to $100 less than three times the Executive's "annualized includable compensation for the base period" (as defined in Section 280G of the Internal Revenue Code of 1986); provided, however, that if such lump sum severance payment, either alone or together with other payments or benefits, either cash or non-cash, that the Executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to the Executive under any plan for the benefit of employees, which would constitute an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986), then such lump sum severance payment or other benefit shall be reduced to the largest amount that will not result in receipt by the Executive of a parachute payment. The determination of the amount of the payment described in this subsection shall be made by the Company's independent auditors at the sole expense of the Company. For purposes of clarification the value of any options described above will be determined by the Company's independent auditors using a Black-Scholes valuation methodology.

For purposes of this  Agreement,  a "Change in Control" shall be deemed to occur
(i) when any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act, but excluding the Executive and Neil Cole, the Company or any subsidiary or any affiliate of the Company or any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act) of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or (ii) when, during any period of twenty-four (24) consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors (the "Incumbent Directors") cease for any


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reason other than death to  constitute  at least a majority  thereof;  provided, however, that a director who was not a director at the beginning of such twenty-four (24) month period shall be deemed to have satisfied such twenty-four
(24) month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors
either  actually   (because  they  were  directors  at  the  beginning  of  such twenty-four  (24) month  period) or through the  operation of this  proviso;  or
(iii) the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary or an affiliated company of the Company through purchase of assets, or by merger, or otherwise.

5.4.5. Termination upon Death or Retirement. In the event of the termination of the Executive's employment by reason of death or retirement, the Company shall pay the Executive his Base Salary through the Date of Termination, at the rate then in effect, and all expenses or accrued Benefits arising prior to such termination which are payable to the Executive pursuant to this Agreement through the Date of Termination. In addition, the Executive and/or his beneficiaries shall be entitled to such other benefits as shall be determined in accordance with the benefit plans maintained by the Company.

5.4.6. Termination upon Disability. In the event of the termination of the Executive's employment by reason of Disability in accordance with the provisions of Section 5.1.2 hereof, the Company shall pay to the Executive an amount equal to the present value of the Base Salary that would have been payable to the Executive during the remainder of the Term had the Agreement not been so terminated, 50% of which amount shall be paid as a lump sum cash payment, and 50% which shall be paid monthly over the remainder of the Term; together with all expenses and accrued Benefits arising prior to such termination which are payable to the Executive pursuant to this Agreement through the Date of Termination. In addition, the Executive and/or his beneficiaries shall be entitled to such other benefits as shall be determined in accordance with the benefit plans maintained by the Company.

5.4.7. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 5.4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5.4 be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by the Executive from any other source at any time before and after the Date of Termination.

6. INSURABILITY; RIGHT TO INSURE

                  During the continuance of the Executive's employment hereunder, the Company shall have the right to maintain key man life insurance in its own name covering the Executive's life in such amount as shall be determined by the Company, for a term ending on the termination or expiration of this Agreement. The Executive shall aid in the procuring of such insurance by submitting to the required medical examinations, if any, and by filling out, executing and delivering such applications and other instrument in writing as may be reasonably required by an insurance company or companies to which application or applications for insurance may be made by or for the Company.

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

7. CONFIDENTIALITY; NONCOMPETITION; NONSOLICITATION; NONDISPARAGEMENT

7.1. The Company and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and, as a result of such employment, the Executive shall be in possession of confidential information relating to the business practices of the Company. The term "confidential information" shall mean any and all information (oral and written) relating to the Company or any of its affiliates, or any of their respective activities, other than such information which (i) can be shown by the Executive to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this paragraph 7 or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. The Executive shall not, during or after the Term, except as may be required during Executive's employment in the course of the performance of his duties hereunder, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers, trade secrets or business practices of the Company acquired by the Executive, without the prior written consent of the Company.

7.2. Upon the termination of the Executive's employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company which are in the possession of the Executive, including all copies thereof, shall be promptly returned to the Company.

7.3. In consideration for the Company's entering into this Agreement and the Asset Purchase Agreement, the Executive hereby agrees that he shall not, during the Term, and, in the event that the Executive's employment hereunder is terminated by the Company for Cause or by the Executive without Good Reason, for a period of two years after the date of such termination, directly or indirectly, within any county (or adjacent county) in any State within the United States within a fifty (50) mile radius of the location of any of the Company's offices, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with the business activities conducted by the Company, its subsidiaries, or affiliates during the Term. Notwithstanding the foregoing, nothing herein shall prevent the Executive from (i) owning stock or other equity interests in (A) a publicly traded corporation whose activities compete with the Company, provided that such stock holdings do not at any time constitute more than five percent (5%) of the outstanding voting equity securities of such corporation or (B) Windsong Allegiance Group, LLC or any of its affiliates or related entities (collectively "WAG") or (ii) during the two year period after a termination of Executive by the Company for Cause or by the Executive without Good Reason, from engaging, having an interest in, or rendering any services to WAG, provided that WAG does not then engage in opportunities involving the licensing or marketing of brands which are directly competitive with the business of the Company and which are not being engaged in by WAG on the date of this Agreement.

7.4. In consideration for the Company's entering into this Agreement and the Asset Purchase Agreement, the Executive shall not, during the Term, and, in the event that the Executive's employment hereunder is terminated by the Company for Cause or by the Executive without Good Reason, for a period of two years thereafter, directly or indirectly, take any action which constitutes, an interference with or a disruption of any of the Company's business activities including, without limitation, the solicitations of the Company's customers or persons listed on the personnel lists of the Company.

7.5. For purposes of clarification, but not of limitation, the Executive hereby acknowledges and agrees that the provisions of Sections 7.3 and 7.4 above shall serve as a prohibition against him from, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer of the Company (but only such persons existing during the time of the Executive's employment by the Company, or at the termination of his employment), to discontinue or alter his, her or its relationship with the Company.

7.6. At no time during or after the Term shall either party hereto, directly or indirectly, disparage the commercial, business, professional or financial, as the case may be, reputation of the other party.

7.7. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this paragraph 7 may result in material and irreparable injury to the Company, or its affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this paragraph 7 or such other relief as may be required specifically to enforce any of the covenants in this paragraph 7. If for any reason it is held that the restrictions under this paragraph 7 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this paragraph as will render such restrictions valid and enforceable.

7.8. Notwithstanding anything to the contrary set forth above, in the event that the Executive terminates this Agreement within six (6) months of the date hereof, the provisions of Section 7.3 shall not apply to Executive.

8. RIGHTS OF INDEMNIFICATION

8.1. The Company shall indemnify the Executive to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, for all amounts (including without limitation, judgments, fines, settlement payments, expenses and attorney's fees) incurred or paid by the Executive in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by the Executive of services for, or the acting by the Executive as a director, officer or employee of the Company, or any other person or enterprise at the Company's request.

8.2. The Company shall use its best efforts to obtain and maintain in full force and effect during the Term, directors' and officers' liability insurance policies providing full and adequate protection to the Executive for his capacities, provided that the Board shall have no obligation to purchase such insurance if, in its opinion, coverage is available only on unreasonable terms.

9. MISCELLANEOUS

9.1. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

                  To the Company:           Inconix Brand Group, Inc.
                                            215 West 40th Street
                                            6th Floor
                                            New York, NY  10018
                                            Attn: Deborah Sorell Stehr
                                            Senior Vice President and
                                              General Counsel

                                            With a copy to:

                                            Blank Rome LLP
                                            405 Lexington Avenue
                                            New York, NY  10174
                                            Attn:  Robert J. Mittman, Esq.

                  To the Executive:         William Sweedler
                                            c/o Windsong, Inc.
                                            1599 Post Road East
                                            Westport, CT  06880

                                            With a copy to:

                                            Mayer, Brown, Rowe & Maw, LLP
                                            1675 Broadway
                                            New York, NY  10019
                                            Attn: Nazim Zilkha, Esq.

                  All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, (iii) if sent by overnight courier, one business day after being sent by overnight courier, or (iv) if sent by registered or certified mail, postage prepaid, return receipt requested, on the fifth day after the day on which such notice is mailed.

9.2. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.3. Binding Effect; Benefits. Executive may not delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

9.4. Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive. This Agreement may be amended at any time by mutual written agreement of the parties hereto. In the case of any conflict between any express term of this Agreement and any statement contained in any employment manual, memo or rule of general applicability of the Company, this Agreement shall control.

9.5. Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company's employee benefit plans, if any.

9.6. Governing Law. This Agreement and the performance of the parties hereunder shall be governed by the internal laws (and not the law of conflicts) of the State of New York. Any claim or controversy arising out of or in connection with this Agreement, or the breach thereof, shall be adjudicated exclusively by the Supreme Court, New York County, State of New York, or by a federal court sitting in Manhattan in New York City, State of New York. The parties hereto agree to the personal jurisdiction of such courts and agree to accept process by regular mail in connection with any such dispute.
9.7. Legal Fees and Court Costs. In the event that any action, suit or other proceeding in law or in equity is brought to enforce the provisions of this Agreement, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Company, all expenses (including reasonable attorneys' fees) of the Company in such action, suit or other proceeding shall be paid by the Executive. In the event that any action, suit or other proceeding in law or in equity is brought to enforce the provisions of this Agreement, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Executive, all expenses (including reasonable attorneys' fees and travel expenses) of the Executive in such action, suit or other proceeding shall be paid by the Company.

                            -SIGNATURE PAGE FOLLOWS-




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



                  IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first above written,

                                  THE COMPANY:

                                  ICONIX BRAND GROUP, INC.


                         By:      /s/ Neil Cole
                                  -----------------------------------


                                  EXECUTIVE

                                  /s/William Sweedler
                                  -----------------------------------
                                  William Sweedler